FOR IMMEDIATE RELEASE

Loudeye Renews Agreement with Microsoft to Power MSN Music Store Offerings Across Europe

Available in 13 Countries, Microsoft’s MSN Music Services Reaches Millions with Versatile WMA
Digital Music Downloads

BRISTOL, U.K. and REDMOND, WA — May 12 2006 — Today, Loudeye Corp. (Nasdaq: LOUD), a worldwide leader in business-to-business digital media solutions, announced that Microsoft Corporation has renewed its agreement with Loudeye’s OD2 services for digital music stores in thirteen European countries.

With hundreds of thousands of active customers using MSN Music Services to access Windows Media music files, the service is enjoying a strong position within the European market for digital downloads. The Loudeye-powered MSN Music service includes features such as ‘now playing’ deep link integration with the hugely-popular MSN Messenger, the number one most used instant messaging service in the world, to offer an innovative Streaming Subscription offer, and a rich content library.

“We are very pleased Microsoft has chosen to renew with Loudeye’s OD2 services,” said Mike Brochu, Loudeye’s president and chief executive officer. “Together with Microsoft, we’re committed to continuing to innovate our best in class digital media service offerings.”

Ed Averdieck, Managing Director for Loudeye in Europe added,“MSN is one of the leading internet portals in Europe and we are delighted that we can work together to provide a digital music service to their consumers. This agreement enables us to take MSN Music to the next level in this very rapidly growing and exciting market.“

“MSN is delighted to extend our relationship with Loudeye across Europe,” said Will Bromage, Regional Business Development Manager, MSN EMEA. “Loudeye’s services are critical in helping MSN Music customers experience and discover their favourite music from a wide range of local artists and global stars. We are happy to partner with them to help us deliver our high-quality digital music service.”

About Loudeye Corp.

Loudeye is a worldwide leader in business-to-business digital media solutions. Loudeye combines innovative services with a broad catalog of licensed digital music and an industry leading digital media infrastructure, enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

Forward Looking Statements

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release are based on current estimates and actual results may differ materially due to risks, including the possibility of adverse changes in the market for distribution of digital audio and video that Loudeye serves; the possibility that Microsoft terminates the agreement prior to expiration of the agreement term; adverse or uncertain legal developments with respect to copyrights surrounding the creation and distribution of digital content; pricing pressures and other activities by competitors; the failure of Loudeye’s hosting infrastructure; the complexity of Loudeye’s services and delivery networks; any problems or failures in the structure, complexities or redundancies of Loudeye’s network infrastructure; failures in third party telecommunication and network providers to provide required transmission capacity; lack of market acceptance for Loudeye’s products and services; risks relating to Loudeye’s ability to continue as a going concern; and other risks set forth in Loudeye’s most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov. These are among the primary risks we foresee at the present time. Loudeye assumes no obligation to update the forward-looking statements.

Contacts

Media/ Public Relations (Europe): Chris Owen, Trimedia PR for Loudeye, +44 (0) 207 471 6851 / +44 (0) 7787 122800 chris.owen@trimediauk.com

Media/Public Relations: Karen DeMarco / Gil Lee, mPRm for Loudeye, 323.933.3399, kdemarco@mprm.com / glee@mprm.com

Investor relations: Chris Pollak, 206.832.4000, ir@loudeye.com